Exhibit 99.1

NEWS ANNOUNCEMENT

Webcast/Conference Call TODAY, Monday, May 3 at 5:00 p.m. ET

WEBCAST LINK:	www.carmikeinvestors.com (archived for 30 days)

CALL DIAL-IN:	800/732-6870 or 212/231-2900 (international callers)

CALL REPLAY:	800/633-8284 or 402/977-9140; passcode: 21466091 (through May 10)

Carmike Cinemas 2010 Q1 Revenue Rises to $124.2 Million

- Completes Credit Facility Refinancing and Pre-pays $15.0 Million in Bank Debt -

COLUMBUS, GA – May 3, 2010 – Carmike Cinemas, Inc. (NASDAQ: CKEC), a leading digital cinema and 3-D motion picture exhibitor, today reported results for the three months ended March 31, 2010, as summarized below.

SUMMARY FINANCIAL DATA

(unaudited)

	Three Months Ended Mar. 31,
(in millions)	2010	2009
Total revenue	$124.2	$121.8
Operating income	6.5	5.4
Interest expense	8.9	9.0
Theatre level cash flow (1)	19.8	23.5
Net loss	(3.5)	(3.9)
Adjusted net income excluding impairment and separation agreement charges (1)	(0.4)	1.5
Adjusted EBITDA (1)	15.0	19.4

(in millions)	Mar. 31, 2010	Dec. 31, 2009
Total debt (1)	$367.6	369.1
Net debt (1)	$354.3	343.4

(1)	Theatre level cash flow, adjusted EBITDA, adjusted net income excluding impairment and separation agreement charges, total debt and net debt are supplemental non-GAAP financial measures. Reconciliations of theatre level cash flow and adjusted EBITDA to operating income and adjusted net income excluding impairment and separation agreement charges to net loss for the three months ended March 31, 2010 and 2009, as well as a schedule of total debt and net debt, are included in the supplementary tables accompanying this news announcement.

“The 2010 first quarter was hampered by severe weather conditions as well as higher film rental costs on blockbuster and 3-D films as compared to our 2009 first quarter which had mild weather and high performing movies with lower film costs. As a result, our first quarter went from what otherwise was a strong quarter to a respectable quarter. Notwithstanding these challenges we improved our financial liquidity by refinancing our bank debt set to expire as early as 2011 with debt maturing in 2016. The refinancing gives us the flexibility to fund our long-term strategies and it was completed at rates below our initial expectations,” stated Carmike Cinemas President and Chief Executive Officer David Passman.

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Carmike Cinemas, 5/3/10	page 2

THEATRE PERFORMANCE STATISTICS

	Three Months Ended Mar. 31,
	2010	2009
Average theatres	243	250
Average screens	2,271	2,289
Average attendance per screen (1)	5,296	5,579
Average admissions per patron (1)	$6.85	$6.38
Average concessions/other sales per patron (1)	$3.49	$3.19
Total attendance (in thousands) (1)	12,017	12,771
Total revenue (in thousands)	$124,176	$121,803

(1)	Includes activity from theatres designated as discontinued operations and reported as such in the consolidated statements of operations.

Carmike’s Chief Financial Officer Richard B. Hare stated, “Carmike’s patrons spent $10.34 on average per visit during the first quarter of 2010, up 8.0 percent versus the comparable 2009 period. Average admissions advanced 7.4 percent to $6.85 as 3-D premiums of $2.50 and higher increased the average ticket price per attendee. Concessions and other revenue per patron increased 9.4 percent to $3.49, versus $3.19 in the prior year period.

“On the expense side, general and administrative expenses were up primarily due to an increase in stock incentive compensation. Other theatre operating costs were up 6.2% for the quarter to $53.9 million from $50.7 million primarily due to an increase in rent associated with new theatres, additional 3-D costs, an increase in repairs and maintenance and the impact of minimum wage increases. Quarterly interest expense declined slightly to $8.9 million, compared to $9.0 million the prior year. Importantly, we pre-paid $15 million in bank debt during Q1, leaving us with a March 31 bank debt balance of $249.3 million. Our results for the period were impacted by a $2.6 million charge related to the issuance of our new senior secured credit facility. We will continue our focus on deploying free cash toward improving our balance sheet in the near term,” concluded Mr. Hare.

Mr. Passman concluded, “Despite the challenging first quarter comparisons to the prior year and the issues that negatively affected our current period results, Carmike has made significant progress on a number of critical fronts. We have enhanced our patrons’ theatre experience as a result of our corporate ‘refresh’ program, we have a steadily improving capital structure and we have a highly motivated team of associates focused on delivering Carmike’s patrons a great experience each and every time they visit one of our entertainment complexes. As well, we have a leading digital theatre circuit with cutting-edge technology – to which we recently added approximately 50 new 3-D screens.”

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Carmike Cinemas, 5/3/10	page 3

Supplemental Financial Measures

Theatre level cash flow, adjusted EBITDA, adjusted net income excluding impairment and separation agreement charges, total debt and net debt are supplemental non-GAAP financial measures used by Carmike to evaluate its operating performance. Total debt is defined as the sum of current maturities of long-term debt, capital leases and long-term financing obligations, long-term debt (less current maturities) and capital leases and long-term financing obligations (less current maturities). Net debt is defined as total debt less cash and cash equivalents. Adjusted net income excluding impairment, loss on extinguishment of debt and separation agreement charges is defined as net income (loss) plus impairment of long-lived assets, loss on extinguishment of debt and one-time separation agreement charges related to the Company’s former CEO. Carmike defines theatre level cash flow as operating (loss) income plus impairment of goodwill, impairment of long-lived assets, one-time separation agreement charges related to the Company’s former CEO, general and administrative expenses, depreciation and amortization and loss (gain) on sale of property and equipment. Carmike believes that theatre level cash flow is an important supplemental measure of operating performance for a motion picture exhibitor’s operations because it provides a measure of the core operations, rather than factoring in items such as general and administrative expenses and depreciation and amortization, among others. In addition, Carmike believes that theatre level cash flow, as defined, is a widely accepted measure of comparative operating performance in the motion picture exhibition industry. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, impairment and non-recurring charges. Carmike believes adjusted EBITDA is an important supplemental measure of operating performance for a motion picture exhibitor’s operations because it provides a measure of core operations.

About Carmike Cinemas

Carmike Cinemas, Inc. is a U.S. leader in digital cinema and 3-D cinema deployments and one of the nation’s largest motion picture exhibitors. As of March 31, 2010, Carmike had 242 theatres with 2,268 screens in 35 states. Carmike’s digital cinema footprint reached 2,131 screens, including 193 theatres with 507 screens that are also equipped for 3-D. Carmike’s focus for its theatre locations is small to mid-sized communities with populations of fewer than 100,000.

Disclosure Regarding Forward-Looking Statements

This press release and other written or oral statements made by or on behalf of Carmike contain forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs, expectations and future performance, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. Examples of forward-looking statements in this press release include our expectations regarding digital cinema opportunities, box office performance, the 3-D release schedule, fiscal year 2010 performance and our strategies and operating goals, including expectations regarding leverage and theatre-level operating improvements. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to: general economic conditions in our regional and national markets; our ability to comply with covenants contained in our senior secured credit agreement; our ability to operate at expected levels of cash flow; financial market conditions including, but not limited to, changes in interest rates and the availability and cost of capital; our ability to meet our contractual obligations, including all outstanding financing commitments; the availability of suitable motion pictures for exhibition in our markets; competition in our markets; competition with other forms of entertainment; and other factors, including the risk factors disclosed in our Annual Report on Form 10-K for the year ended December 31, 2009 under the caption “Risk Factors.” We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Contact:
Joseph Jaffoni or Robert Rinderman	Richard B. Hare
Jaffoni & Collins – Investor Relations	Chief Financial Officer
212/835-8500 or ckec@jcir.com	706/576-3416

-tables follow-

Carmike Cinemas, 5/3/10	page 4

CARMIKE CINEMAS, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended Mar. 31,
	2010	2009
Revenues:	(Unaudited)	(Unaudited)
Admissions	$82,256	$81,202
Concessions and other	41,920	40,601

Total operating revenues	124,176	121,803

Operating costs and expenses:
Film exhibition costs	46,301	43,768
Concession costs	4,165	3,827
Other theatre operating costs	53,868	50,746
General and administrative expenses	4,809	4,058
Separation agreement charges	—	5,462
Depreciation and amortization	8,068	8,659
(Gain) loss on sale of property and equipment	27	(119)
Impairment of long-lived assets	487	—

Total operating costs and expenses	117,725	116,402

Operating income	6,451	5,402
Interest expense	8,888	9,016
Loss on extinguishment of debt	2,561	—

Loss from continuing operations before income tax	(4,998)	(3,614)
Income tax expense	(1,583)	—

Loss from continuing operations	(3,415)	(3,614)
Loss from discontinued operations	(35)	(310)

Net loss available for common stockholders	$(3,450)	$(3,925)

Weighted average shares outstanding:
Basic	12,683	12,668
Diluted	12,683	12,668

Net loss per common share (Basic and Diluted):
Loss from continuing operations	$(0.27)	$(0.29)
Loss from discontinued operations, net of tax	—	(0.02)

Net income (loss) per common share	$(0.27)	$(0.31)

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Carmike Cinemas, 5/3/10	page 5

CARMIKE CINEMAS, INC. and SUBSIDIARIES

SUPPLEMENTARY NON-GAAP RECONCILIATIONS

THEATRE LEVEL CASH FLOW AND ADJUSTED EBITDA (Unaudited)

($ in thousands)

	Three Months Ended Mar. 31,
	2010	2009
Operating income	$6,451	$5,402
Separation agreement charges	—	5,462
(Gain) loss on sale of property and equipment	27	(119)
Impairment of long-lived assets	487	—
Depreciation and amortization	8,068	8,659

Adjusted EBITDA	$15,033	$19,404

General and administrative expenses	4,809	4,058

Theatre level cash flow	$19,842	$23,462

TOTAL DEBT AND NET DEBT (Unaudited)

($ in thousands)

	Mar. 31, 2010	Dec. 31, 2009
Bank debt	$249,338	$250,786
Capital leases and long-term financing obligations	118,275	118,331

Total debt	$367,613	$369,117
Less cash and cash equivalents	(13,338)	(25,696)

Net debt	$354,275	$343,421

ADJUSTED NET INCOME (Unaudited)

($ in thousands)

	Three Months Ended Mar. 31,
	2010	2009
Net loss	$(3,450)	$(3,925)
Impairment of long-lived assets	487	—
Loss on extinguishment of debt	2,561	—
Separation agreement charges	—	5,462

Adjusted net income, excluding impairment, loss on extinguishment of debt and separation agreement charges	$(402)	$1,537

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